Exhibit 99.3

COMMUNICATE.COM INC.

BOARD OF DIRECTORS

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

As Adopted January 22, 2008

Purpose and Responsibilities

The Board of Directors (the “Board”) of Communicate.com Inc. (the “Company”), delegates to the Nominating and Governance Committee of the Board (the “Governance Committee”) the responsibility for overseeing and, as appropriate, making recommendations to the Board regarding membership and constitution of the Board and its role in overseeing the affairs of the Company.

In particular, the Governance Committee will:

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Review with the Board on an annual basis the appropriate skills and characteristics required on the Board in the context of the strategic direction of the Company.

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Review with the Board on an annual basis the appropriate skills and characteristics required of new Board members.

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Manage the process for evaluating current Board members at the time they are considered for re-nomination, provide advice to those Board members based on these evaluations, and recommend to the Board whether those Board members should be re-nominated, after considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of those Board members to be re-nominated.

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Solicit and receive recommendations for candidates for new directors, manage the process for evaluation of any candidates and recommend Board approval of any candidate deemed acceptable by the Governance Committee.

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Manage a process under which the full Board annually assesses its performance and develops recommendations for improvements.

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As appropriate, review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to Board.

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Periodically provide input to the Compensation Committee of the Company regarding the performance of the Company’s Chief Executive Officer in light of corporate goals as well as objectives established by the Compensation Committee.

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Review for Board approval the definition of what constitutes an independent director.  The definition should be in compliance with relevant standards by regulators and listing bodies.

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Investigate any potential conflict of interest by a director as assigned to it by the Board.

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After receiving advice from the Chairman of the Board and the Chief Executive Officer and, considering the desires and qualifications of individual Board members, recommend committee assignments, including committee chairmanships, to the Board for approval.

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Review annually the corporate governance guidelines and committee charters and recommend to the Board any needed changes.

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Keep abreast of the developments in the corporate governance field that might affect the Company.

Committee Membership

The Governance Committee shall consist of up to three (3) directors.   Each member shall meet the independence requirements of the listing standards of the NASDAQ Capital Market (“NASDAQ”) and applicable laws and regulations of the Securities and Exchange Commission (the “SEC”).  For a director to be deemed “independent,” the Board must affirmatively determine the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with Company).  “Independence” also requires a five-year cooling-off period for directors who are or were employees of Company, or of its independent auditors and for immediate family members of the above.  If future SEC or NASDAQ rules require a more limited definition of “independent,” then this charter will be deemed amended when so required to conform with any additional limitations.

The members of the Governance Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a chairperson of the Governance Committee is elected by the full Board, the members of the Governance Committee may designate a chairperson by majority vote of the full Governance Committee membership.

Committee Meetings

The Governance Committee shall meet at least annually towards the end of the Company’s fiscal year, and more frequently as circumstances dictate.  To the extent practicable, each of the Governance Committee members shall attend each of the schedule meetings in person.

A majority of the Governance Committee members currently holding office constitutes a quorum for the transaction of business.  The Governance Committee shall take action by the affirmative vote of a majority of the Governance Committee members present at a duly held meeting.

Policies and Procedures.

In carrying out its responsibilities, the Governance Committee believes its policies and procedures should remain flexible in order to be able to best react to changing conditions, and to help ensure that the corporate accounting and reporting practices of the Company meet or exceed all applicable legal and business standards.  However, the Governance Committee will:

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Investigate any matter brought to its attention within the scope of its duties.

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Obtain the approval of the full Board of Directors of this charter and review and reassess this charter at least annually or as conditions dictate.

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Meet in an executive session at least annually near the end of the Company’s fiscal year, and more frequently as circumstances dictate.

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Be governed by majority vote of its members.

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Report its actions and any recommendations to the Board after each Governance Committee meeting and conduct and present to the Board an annual performance evaluation of the Governance Committee.

In discharging its role, the Governance Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company.  The Governance Committee shall be provided with whatever resources it needs to fulfill its responsibilities, including outstside consultants, as appropriate, and shall have sole authority to retain, terminate and determine the fees of any such consultant.  The Company shall provide adequate resources to support the Governance Committee’s activities, including compensation of the Governance Committee’s counsel, consultants and other advisors.